                                                                   EXHIBIT 10.34

                             HEALTH CARE REIT, INC.
                             One SeaGate, Suite 1500
                                Toledo, OH 43604
                               Phone: 419-247-2800
                                Fax: 419-247-2826

BRUCE G. THOMPSON                                              GEORGE L. CHAPMAN
Chairman                                                               President

                                  June 6, 1996

Gary L. Davidson, Chairman
ARV Assisted Living, Inc.
245 Fischer Avenue
Costa Mesa, CA  92626

Dear Mr. Davidson:

We understand that ARV Assisted Living, Inc., a California corporation, ("ARVI") would like Health Care REIT, Inc. (the "Lessor") to provide financing for the development of the facilities described below. This letter outlines the terms and conditions pursuant to which Lessor would agree to provide financing.

                            1. CREDIT FACILITY TERMS

1.1 Lessee: The lessee (the "Lessee") will be ARVI. If ARVI elects to have a controlled affiliate serve as Lessee, ARVI, the controlled affiliate, and the other owners of the controlled affiliate will guarantee the Lease. ARVI or its wholly-owned subsidiary will manage the Facility.

1.2      Financing Type.  The financing type will be operating leases.

1.3 Facilities: The facilities to be financed will be assisted living and independent living facilities (individually, a "Facility" and collectively , the "Facilities") located or to be located in the continental United States (the "Approved Region"). Facilities will generally contain between 60 and 200 units. Each Facility will be subject to Lessor's due diligence review and approval process as set forth below.

1.4 Credit Facility Amount and Funding Amount: The total amount of the credit facility will be up to Sixty Million Dollars ($60,000,000). The funding amount available for any Facility will be up to 100% of the Approved Costs (as hereinafter defined) provided that [i] Lessee has availability under the credit facility; [ii] the Facility meets the LTV Test (as hereinafter

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         defined); and [iv] Lessee has met all other conditions to funding.

         "Approved Costs" means the following: [i] Facility Costs; and [ii] Closing Costs. "Approved Costs" does not include unreasonably large contractors profits, the Required Working Capital, any Letter of Credit deposits, development fees, or fees paid to Lessee, or any affiliates of Lessee.

         "Facility Costs" means the following reasonable costs: [a] land acquisition cost; [b] cost of construction of the building and fixtures; [c] costs of architectural and engineering services; [d] costs of soil borings and other customary testing services; [e] cost of personal property not to exceed 10% of the financing amount; [f] construction period interest; and [g] other reasonable and customary costs approved by Lessor.

         "Closing Costs" means the following reasonable costs to meet Lessor's closing requirements: [i] Commitment Fees; [ii] title insurance premiums and search fees; [iii] cost of surveys; [iv] costs of environmental studies; [v] legal fees of Lessor's counsel and Lessee's counsel; [v] property inspection fees; [vi] Letter of Credit Fee; and [vii] other costs customarily incurred in closing financings.

         "Required Working Capital" means Lessee's reasonable estimate, subject to Lessor's approval, of the cash needed to fund [i] preopening operating expenses e.g. marketing, staffing, advertising, and office expenses; [ii] operating losses during fill-up; [iii] financing payments during fill-up prior to cash flow breakeven; and [iv] permanent working capital.

         "LTV Test" means that the financing amount must not exceed 80% of the Appraised Value of the Facility. The Appraised Value will be determined by an MAI appraiser acceptable to Lessor using an "as stabilized" appraisal.

         "Coverage Test" means that the financing amount must be less than the quotient of the ANOI divided by 1.25 divided by Payment Constant. "ANOI" means the NOI less a five percent (5%) management fee and less a replacement reserve of $350 per unit. "NOI" means the stabilized net operating income of the Facility and will be based upon the following assumptions: [i] 90% stabilized occupancy; [ii] a unit mix and rate structure consistent with local market conditions; and [iii] operating expenses consistent with similar facilities operated by ARVI and local market conditions. "Payment Constant" means the assumed payment constant for the permanent financing and will be based upon Lessor's reasonable estimate of the forward yield on comparable term USTNs.

1.5      Use of Proceeds: Financing proceeds will be used solely for Approved
         Costs.

1.6 Operator: Each Facility will be operated by ARVI or another wholly-owned subsidiary of ARVI.

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1.7      Guarantors: Not applicable except as provided in Section 1.1.

1.8 Term of Credit Facility: The term of the credit facility will commence sixty (60) days after approval by Lessor's Board of Directors (the "Commencement Date") and expire on the second anniversary of the Commencement Date (the "Expiration Date"). Lessor may cancel the credit facility if the credit facility is not adequately utilized for any reason. To be adequately utilized, the credit facility must meet the closing schedule (the "Closing Schedule") set forth in Section 1.9 below.

1.9 Credit Facility Fee. In consideration for the availability of the credit, Lessee will pay Lessor the Credit Facility Fee set forth in the schedule below per annum, payable monthly, on the unused balance of the credit; provided, however, that the Credit Facility Fee in year 2 will be 0% if Lessee meets the Closing Schedule for year 1 as set forth below:

================================================================================
          YEAR                        Fee                       Minimum
                                                               Closings
================================================================================
            1                           0%                    $30,000,000
- --------------------------------------------------------------------------------
            2                         .25%                    $30,000,000
================================================================================

1.10 Financing Submissions: Lessee agrees to use its best efforts to meet the Closing Schedule and to submit to Lessor all proposed lease financings for Facilities in the Approved Region, including, but not limited to, the Proposed Financings set forth on Exhibit A attached hereto for which the transactions will be structured as leases. The submission package for each Facility will contain the following information:

         (a)      Parties. The most current financial statements for Lessee.

         (b) Facility. Detailed description of the building, land, site improvements, construction budget or purchase terms, location, market demographics and competition analysis.

         (c) Proforma. A 5 year proforma for the Facility with a detailed description of all assumptions including, but not limited to, unit/bed mix, ancillary services, payors and rate structure, staffing analysis, month by month absorption period proforma, and computation of the Required Working Capital.

         (d) Licensure/Reimbursement Analysis. Summary of the licensure/reimbursement system in the State where the Facility will be located.

         (e) Other Information. All other pertinent information directly related to the submission.

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         IF LESSEE SHALL DEVELOP ANY PROJECT LISTED ON THE PROPOSED FINANCINGS
         UTILIZING A LEASE STRUCTURE WITH ANOTHER HEALTH CARE REAL ESTATE TRUST AS LESSOR OR LANDLORD WITHIN THREE (3) YEARS OF THE DATE OF THIS COMMITMENT, AND SHALL NOT HAVE FIRST EXHAUSTED THE CREDIT FACILITY HEREUNDER, THE PARTIES HERETO AGREE THAT, BASED ON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE EXCESSIVELY COSTLY AND IMPRACTICABLE TO ESTABLISH LESSOR'S DAMAGES AS A RESULT OF LESSEE'S DEFAULT AND THAT IT WOULD THEREFORE BE REASONABLE TO AWARD LESSOR LIQUIDATED DAMAGES IN AN AMOUNT EQUAL TO $50,000 FOR EACH PROJECT SO DEVELOPED. BY THEIR RESPECTIVE INITIALS SET FORTH BELOW, THE PARTIES AGREE THAT LESSEE SHALL PAY SUCH SUM TO LESSOR AS ITS REASONABLE LIQUIDATED DAMAGES IF SUCH PROJECTS ARE DEVELOPED IN BREACH HEREOF. LESSEE'S PAYMENT OF SUCH AMOUNT SHALL BE IN LIEU OF ANY OTHER RELIEF, RIGHT OR REMEDY, AT LAW OR IN EQUITY, TO WHICH LESSOR MIGHT OTHERWISE BE ENTITLED BY REASON OF LESSEE'S DEFAULT THAT RESULTS IN DEVELOPMENT OF SUCH PROJECTS THROUGH A LEASE TRANSACTION WITH ANOTHER HEALTH CARE REAL ESTATE INVESTMENT TRUST.

         ---------------                                         ---------------
         Lessor                                                  Lessee

1.11 Financing Approval. Lessor will have thirty (30) days to review and take action upon the financing. Lessee shall furnish to Lessor such information as may be reasonably requested. If Lessor fails to approve the financing, then Lessee may seek alternative financing for that Facility.

1.12 Bundled Maturities and Option Exercises. All financings closed during the first year of the credit facility and all financings closed during the second year of the credit facility will have coterminous expiration dates and option exercise periods so that Lessee's decision to abandon, renew, acquire, or terminate any of the financings for the Facilities closed in that year will be the same for all such Facilities.

                               2. FINANCING TERMS

2.1 Terms During Construction Period. The following terms will be applicable to any construction period:

         (a)      Amount. The financing amount will be 100% of Approved Costs.

         (b) Term. The construction period will commence on the closing date and will expire on the earlier of twelve months after the closing or date of licensure.

         (c)      Rate.

                  (1) Construction Rate: Base Rate announced from time to time by National City Bank (Cleveland) plus 2.25%.

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                  (2)     Calculation Method: 365/360.

         (d)      Amortization and Payments: Monthly payments of interest only.

         (e) Commitment Fee: .5% of the total financing amount payable at closing.

         (f)      Prepayment: No prepayment.

         (g) Security: Lessor will require the following security: [i] for loans, a first lien on real estate and personal property, including receivables and for leases, fee simple ownership of any real estate or personal property; [ii] first lien on receivables and personal property not financed by Lessor; [iii] letter of credit for five percent (5%) of the financing amount subject to the adjustments set forth in Sections 2.2(i) below; [iv] subordination of any management fees to payments to Lessor; [v] subordination, attornment and nondisturbance agreement with any lessee of the Facility; [vi] a nondisturbance agreement with any equipment financier; [vii] assignment and estoppel agreement for any material contracts; [viii] upon default, assignment of Facility licenses and permits, where permissible; and [ix] cross-default and cross-collateralization.

         (h) Disbursements: Disbursements will be made monthly in accordance with a construction draw schedule. Disbursements will be subject to customary conditions including title updates, survey updates, and certificate by Lessor's consulting architect.

         (i)      Retainage: Retainage will be 10%.

         (j)      Payment and Performance Bonds: Not applicable.

         (k)      List of Contractors and Vendors: Supplied to Lessor.

         (l) Construction Budget: The final construction budget will be subject to Lessor's approval.

         (m)      Collateral Assignment of Architect's and Contractor's
                  Agreement: Lessee will collaterally assign the Architect's Contract and Contractor's Contract.

         (n) Consultant's Inspection Fee: A fee of $750.00 per visit plus expenses.

         (o) Commencement of Construction: Lessee shall be required to commence construction within thirty (30) days of closing.

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2.2      Terms for Operating Leases. The following terms will apply to any permanent operating leases:

         (a)      Lease Amount. The purchase price will be 100% of the Approved
                  Costs.

         (b)      Term.

                  (1) Initial Term: 15 years or such shorter term as may be required for operating lease treatment.

                  (2)     Renewal Term: 3 - 10 years each at Lessee's option.

         (c)      Lease Rate.

                  (1) Initial Rate: The yield on comparable term U.S. Treasury Note + 3.75%.

                  (2) Renewal Rate: Fair rental value but not less than prior year's Lease Rate increased by the Inflation Adjustment set forth below.

                  (3) Inflation Adjustment: Rate during second and each subsequent year of the Initial and Renewal Terms will be increased by 20 bps per annum.

                  (4)     Calculation Method: 365/360.

                  (5) Absolute Net Lease. Lessee shall be responsible for all costs and expenses associated with the Facility including but not limited to insurance, taxes, utilities, repairs and replacements.

         (d)      Walkaway Fee. Not applicable.

         (e)      Lease Payments: Rent paid monthly in advance at Lease Rate.

         (f) Commitment Fee. .5% of the financing amount payable at closing.

         (g) Option to Purchase: Lessee will have the option to purchase the Facility at the expiration of the Initial or Renewal Terms for an option price equal to the FMV subject to a floor of the Lease Amount; provided, however, that if the FMV exceeds the Lease Amount, then Lessor and Lessee shall share equally the excess. Lessee will pay all costs and expenses in connection with the closing of the purchase, including but not limited to, transfer fees, title insurance, surveys, environmental, etc. Lessor will convey title pursuant to quitclaim deed and quitclaim bill of sale.

         (h) Security: Lessor will require the following security: [i] fee simple ownership of any real estate or personal property; [ii] first lien on receivables and personal property not financed by Lessor; [iii] letter of credit for five percent (5%) of the

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                  financing amount subject to the adjustments set forth in
                  Section 2.2(i) below; [iv] subordination of any management fees to payments to Lessor; [v] subordination, attornment and nondisturbance agreement with any sublessee of the Facility; [vi] a nondisturbance agreement with any equipment financier; [vii] assignment and estoppel agreement for any material contracts; [viii] upon default, assignment of Facility licenses and permits, where permissible; and [ix] cross-default and cross-collateralization.

         (i) Letter of Credit Adjustments. The Letter of Credit for all construction financings will be five percent (5%) of the financing amount and will be reduced to two and one-half percent (2.5%) upon stabilization. Stabilization is three consecutive months of meeting the Facility Coverage Test. Notwithstanding the foregoing, the maximum aggregate amount of outstanding Letters of Credit will not exceed Two Million Dollars ($2,000,000).

                                3. GENERAL TERMS

3.1 Subordination of Payments: In the event of default, distributions and payments from the Facilities to Lessee or any affiliate shall be subordinated to all obligations owed to Lessor.

3.2      Late Payment Charge: 5% of the amount then due.

3.3 Default Rate of Interest: The greater of 18.5% or 2.5% plus the then applicable rate.

3.4 Events of Default: 10-day and 30-day grace period after written notice for monetary and nonmonetary defaults, respectively, cross-defaulted with any obligations owed to Lessor by Lessee or any affiliates.

3.5      Financial Covenants:

         (a) The following financial covenants will be included and tested quarterly:

                  (1) Facility Coverage Test: Facility shall have payment coverage of 1.25 to 1 (including management fees equal to 5% of gross revenues and a replacement reserve equal to $350 per unit, per year) after the first 15 months of operation;

                  (2) Minimum Net Worth of Lessee. Lessee or Guarantor shall have a minimum net worth of $36,500,000 (the method of calculating net worth and valuing business assets shall be consistent with the financial statements previously provided to Lessor).

                  (3) Liquidity Requirement: Current Ratio of Lessee of 1.25 to 1.0. Minimum Cash Balance of Lessee of $3,000,000.

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                  (4)     Debt Coverage of Lessee: Lessee shall maintain a
                          Minimum Coverage Ratio of 1.25 to 1.0 with EBITDAR as the numerator and a denominator of Interest Expense plus Lease Expense.

         (b) The following financial information shall be furnished to Lessor within forty-five (45) days after the end of any quarter and within ninety (90) days after FYE (March 31st):

                  (1) annual audited financial statements of Lessee, any corporate Guarantor, and Facilities;

                  (2) quarterly unaudited internal financial statements of Lessee and the Facilities.

3.6 Negative Covenants: The following will be prohibited without the prior written consent of Lessor: [i] transfer of any interest in the Facility; [ii] change in control of Lessee (as defined in Exhibit B); provided, however, that Lessor must, with thirty (30) days after written notice of a change in control, notify Lessee that it must purchase the Facilities pursuant to the option to purchase; [iii] creation of other Facility indebtedness; and [iv] modification of any material Facility contracts.

3.7      Escrows: Upon default, monthly escrows of taxes and insurance.

3.8 Governing Law: Financing will be governed by the laws of the State in which the Facility is located.

3.9 Due Diligence Review: Lessor's customary due diligence review including, but not limited to, review and approval of the following items: [i] title policy through Stanley R. Day of Lawyers Title Insurance Corporation; [ii] ALTA survey; [iii] environmental assessment; [iv] property inspection; [v] pest inspection; [vi] MAI appraisal; [vii] CON, licensure and reimbursement requirements; [viii] compliance with laws including zoning; [ix] financial condition and creditworthiness of Lessee and any Guarantors; [x] five-year proforma operating statements; [xi] property and liability insurance; [xii] legal opinion. All due diligence items will be subject to meeting Lessor's underwriting requirements.

3.10 Conditions to Closing: Lessor's obligation to close any financing will be conditioned upon the following: [i] approval of the due diligence review including compliance with financial covenants; [ii] approval of the transaction by the Board of Directors of Lessor; [iii] approval of the transaction by Lessor's line of credit banks; [iv] the availability of funding to Lessor; [v] approval of security and loan documentation; and [vi] no material adverse change in the financial condition of Lessee after Lessor's review of their financial statements.

3.11 Deposit: A nonrefundable Credit Facility Processing Fee of $10,000 payable upon execution of this agreement to be credited against the deposit on the first Facility financing.

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         A nonrefundable deposit of $25,000 per Facility upon approval of financing submission to be credited against the Commitment Fee at closing.

3.12 Closing Date: The closing for each Facility financing shall occur no later than sixty (60) days after Lessor approves the financing submission; provided, however, that Lessor may extend the Closing Date at its option. The failure to close by such date does not terminate this Commitment Letter unless Lessor gives Lessee notice of termination. Time is of the essence.

3.13 Commitment Expiration Date. This Commitment will expire if not accepted and returned to Lessor by 3:00 p.m. eastern time on June 6, 1996. Upon notification of Lessor's Board Approval, Lessee shall send to Lessor, by overnight mail, a check in the amount of the Credit Facility Processing Fee.

3.14 Standard Terms: The Standard Terms of Commitment are attached hereto and incorporated herein. Lessee acknowledges that Lessee has read, understands and agrees to the Standard Terms of Commitment.

In compliance with the Fair Credit Report Act, this notice is to inform the undersigned that in connection with this transaction, an investigation may be made as to the financial history, character, general reputation, personal characteristics, and mode of living of Lessee. Lessee may request from Lessor a complete disclosure of the nature and scope of the investigation.

            [The remainder of this page is intentionally left blank.]


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Sincerely,                                Accepted By:

HEALTH CARE REIT, INC.                    ARV ASSISTED LIVING, INC.

/s/ BRUCE G. THOMPSON                     By: /s/ GARY L. DAVIDSON
- ----------------------                        ------------------------------
    Bruce G. Thompson                             Gary L. Davidson, Chairman
    Chairman

Date of Acceptance:

   June 6, 1996
- -------------------


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
                          STANDARD TERMS OF COMMITMENT

         1. COMMITMENT FEE AND DEPOSIT. The Commitment Fee will be deemed earned and nonrefundable upon execution by Customer of this Commitment Letter unless i) the Board of Directors of Health Care REIT, Inc. fails to provide the Financing in accordance with this Commitment Letter; ii) Health Care REIT, Inc. defaults under this Commitment Letter; or iii) Health Care REIT, Inc. fails to approve all due diligence and other items required to be submitted to Health Care REIT, Inc. including but not limited to the title insurance policy, survey, environmental assessment and appraisal. The Deposit will be nonrefundable; provided, however, that if the Commitment Fee is refundable pursuant to this paragraph, then Health Care REIT, Inc. will refund to Customer the Deposit less, in the case of iii) hereof, any costs and expenses incurred by Health Care REIT, Inc. The Commitment Fee constitutes the bargained-for consideration for Health Care REIT, Inc.'s issuance of this Commitment Letter and does not constitute liquidated damages for any damages arising from Customer's breach hereunder.

         2. EXPENSES. In addition to the Commitment Fee and upon the acceptance of this Commitment Letter, Customer agrees to pay, or reimburse Health Care REIT, Inc., for all reasonable costs and expenses in connection with this transaction (whether or not a closing occurs), including but not limited to the following: i) title insurance premiums, search fees, commitment fees, and cancellation fees; ii) survey fees and expenses; iii) environmental assessment fees and expenses; iv) inspection fees and expenses including fees of consulting architects or engineers and reimbursement of expenses for inspection by Health Care REIT, Inc.'s representatives; v) appraisal fees and expenses; vi) pest inspection fees and expenses; vii) UCC search fees and expenses; viii) costs and expenses incurred by Health Care REIT, Inc. in investigating and negotiating this transaction including travel, meals, and lodging; and ix) attorneys' fees and expenses for Health Care REIT, Inc.'s inside counsel in connection with this transaction.

         3. RELIANCE BY HEALTH CARE REIT, INC. This Commitment Letter has been issued in reliance upon the accuracy of the information furnished to Health Care REIT, Inc. by or on behalf of Customer and any guarantor and, notwithstanding any investigation by Health Care REIT, Inc., all such information is deemed to be material. Health Care REIT, Inc. intends to notify Customer's auditors of its reliance on the audited financial statements of Customer and any guarantor in making the Financing. Health Care REIT, Inc.'s obligation to close is conditional upon no material adverse change in the financial condition of Customer, any guarantor, or the Facility.

         4. COMPLIANCE WITH LAW. If any law or regulation affecting Health Care REIT, Inc.'s entering into this transaction imposes upon Health Care REIT, Inc. any material obligation, fee, liability, loss, cost, expense or damage which is not contemplated by this Commitment Letter, the commitment evidenced hereby may be terminated by Health Care REIT, Inc. without any obligation of Health Care REIT, Inc. hereunder.

         5. ASSIGNMENT. Health Care REIT, Inc. may assign all or a part of this Commitment Letter of the Financing to another institutional investor. This Commitment Letter and the Financing Documents are not assignable by Customer by operation of law or otherwise.

         6. APPLICABLE LAW. This Commitment Letter shall be governed in all respects by the internal laws (as opposed to the conflicts of laws provisions) of the State of Ohio. Customer and any guarantor i) submit to the jurisdiction of any state or federal court located in Lucas County, Ohio over any action or proceeding to enforce or defend any matter arising from or related to the Commitment Letter; ii) waive the defense of an inconvenient forum to the maintenance of any such action or proceeding; iii) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction-diction by suit on the judgment or in any other manner provided by law; and iv) agree not to institute any legal action or proceeding against Health Care REIT, Inc. or any director, officer, employee, agent or property of Health Care REIT, Inc., concerning any matter arising out of or relating to the financing in any court other than one located in Lucas County, Ohio. Nothing in this section shall affect or impair Health Care REIT, Inc.'s rights to serve legal process in any manner permitted by law, or Health Care REIT, Inc.'s right to bring any action or proceeding against Customer or guarantor or the property of Customer or guarantor in the courts of any other jurisdiction.

         7. ENTIRE AGREEMENT. This Commitment Letter sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior written or oral understandings with respect thereto; provided, however, that all written and oral representations made by or on behalf of Customer with respect to the subject matter hereof shall survive this Commitment Letter.

         8. MODIFICATION. No modification or waiver of any provision of this Commitment Letter shall be effective unless the same shall be in writing, signed by the parties hereto.

         9. NOTICES. Any notice required hereunder shall be in writing delivered personally, or by a nationally recognized overnight courier service, or by certified mail, return receipt requested, postage prepaid, addressed to the party to be notified of the address set forth in the Commitment Letter or to such other address as each party may designate for itself by like notice. When personally delivered, all notices shall be deemed to be given when actually received. When mailed, all notices shall be deemed to be given when deposited with the overnight courier or with the U.S. mail.

         10. ANNOUNCEMENTS. Health Care REIT, Inc. and Lessee have the right to make public announcements regarding this Financing.

         11. NO BROKERS. Customer represents and warrants that no financing brokers were used in connection with this transaction.

         12. CUSTOMER'S OBLIGATIONS. Upon acceptance of this Commitment Letter, Customer shall be obligated to provide all due diligence items required by this Commitment Letter and to close this transaction.


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                         EXHIBIT A: PROPOSED FINANCINGS

========================================================================================================
            CITY                        STATE                    AMOUNT               EST. CLOSING
========================================================================================================
Jamesburg                            New Jersey               $15,500,000                 7/96
- --------------------------------------------------------------------------------------------------------
Houston                                 Texas                 $13,605,550                 9/96
- --------------------------------------------------------------------------------------------------------
Denver                                Colorado                 $9,800,000                 7/96
- --------------------------------------------------------------------------------------------------------
Fort Meyers                            Florida                $12,300,000                 8/96
========================================================================================================


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
                          EXHIBIT B: CHANGE IN CONTROL

         A "Change of Control" will be deemed to have occurred when; [i] any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Lessee ("Voting Stock"), or [ii] the Lessee consolidates with or merges into any other corporation, or conveys, transfers or leases all or substantially all of its assets (other than to a wholly-owned subsidiary of the Lessee) or any other corporation merges into the Lessee, and, in the case of any such transaction, the outstanding Common Stock of the Lessee is reclassified into or exchanged for any other property or security, unless the stockholders of the Lessee immediately before such transaction own, directly, or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from, or to which its assets were conveyed, transferred or leased in connection with, such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction; provided, that a Change of Control shall not be deemed to have occurred if at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change of Control consists of shares of common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

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